EXHIBIT 99.1
RICHMOND MUTUAL BANCORPORATION, INC. ANNOUNCES 2025 SECOND QUARTER FINANCIAL RESULTS
RICHMOND, INDIANA (July 23, 2025) – Richmond Mutual Bancorporation, Inc., a Maryland corporation (the “Company”) (NASDAQ: RMBI), parent company of First Bank Richmond (the “Bank”), today announced net income of $2.6 million, or $0.26 diluted earnings per share, for the second quarter of 2025, compared to net income of $2.0 million, or $0.20 diluted earnings per share, for the first quarter of 2025, and net income of $2.1 million, or $0.20 diluted earnings per share, for the second quarter of 2024. This represents a 30% increase in diluted earnings per share in the second quarter of 2025 compared to both the first quarter of 2025 and the second quarter of 2024.
The increase in net income and diluted earnings per share for the second quarter of 2025 was primarily driven by higher net interest income resulting from an expanded net interest margin, as well as lower noninterest expense compared to the prior quarters. In addition, the reduction in average diluted shares outstanding from share repurchases contributed to the increase in earnings per share.
President’s Comments
Garry Kleer, Chairman, President, and Chief Executive Officer, commented, “Our second quarter results reflect the strength of our core banking model, built on strong relationships, sound credit practices, and a steady approach to growth. We saw improvement in our net interest margin and maintained solid credit quality, all while keeping a close eye on expenses. While the broader economic outlook remains uncertain with inflation, rate pressures, and global tensions, we’re staying focused on what we can control: taking care of our customers, supporting our communities, and making disciplined decisions that support long-term value for our shareholders. That’s what has guided us for generations, and it will continue to do so.”

Second Quarter Performance Highlights:
•Assets totaled $1.5 billion at June 30, 2025, March 31, 2025, and December 31, 2024.
•Loans and leases, net of allowance for credit losses, totaled $1.2 billion at June 30, 2025, March 31, 2025, and December 31, 2024.
•Nonperforming loans and leases totaled $8.1 million, or 0.68% of total loans and leases, at June 30, 2025, compared to $7.0 million, or 0.59% of total loans and leases, at March 31, 2025, and $6.8 million, or 0.58% of total loans and leases, at December 31, 2024.
•The allowance for credit losses totaled $16.2 million, or 1.37% of total loans and leases outstanding, at June 30, 2025, compared to $16.1 million, or 1.35% of total loans and leases outstanding, at March 31, 2025, and $15.8 million, or 1.34% of total loans and leases outstanding, at December 31, 2024.
•A provision for credit losses of $745,000 was recorded in the quarter ended June 30, 2025, compared to $731,000 and $270,000 in the quarters ended March 31, 2025 and June 30, 2024, respectively.
•Deposits totaled $1.1 billion at June 30, 2025, March 31, 2025, and December 31, 2024. At June 30, 2025, noninterest-bearing deposits totaled $106.2 million or 9.7% of total deposits, compared to $103.4 million or 9.3% of total deposits at March 31, 2025, and $110.1 million or 10.1% of total deposits at December 31, 2024.
•Stockholders’ equity totaled $132.3 million at June 30, 2025, compared to $130.9 million at March 31, 2025 and $132.9 million at December 31, 2024. The Company’s equity to assets ratio was 8.78% at June 30, 2025.
•Book value per share and tangible book value per share were $12.74 at June 30, 2025, compared to $12.48 per share at March 31, 2025 and $12.29 per share at December 31, 2024.
•Net interest income increased $501,000, or 4.9%, to $10.8 million for the three months ended June 30, 2025, compared to $10.3 million for the prior quarter, and increased $1.2 million, or 12.4%, from $9.6 million for the comparable quarter in 2024.
•Annualized net interest margin was 2.93% for the current quarter, compared to 2.79% in the preceding quarter and 2.64% for the comparable quarter in 2024.
•The Company repurchased 101,127 shares of common stock at an average price of $13.46 per share during the quarter ended June 30, 2025.

•The Bank’s Tier 1 capital to total assets was 10.75%, well in excess of regulatory requirements at June 30, 2025.
Income Statement Summary
Net interest income before the provision for credit losses increased $501,000, or 4.9%, to $10.8 million in the second quarter of 2025, compared to $10.3 million in the first quarter of 2025, and increased $1.2 million, or 12.4%, from $9.6 million in the second quarter of 2024. The increase from the first quarter of 2025 was due to a 13 basis point increase in the average interest rate spread and a $3.6 million increase in average net earning assets. Compared to the second quarter of 2024, the increase in net interest income was due to a 29 basis point increase in the average interest rate spread and a $6.3 million increase in average net earning assets. From September 18, 2024 through the end of 2024, the Federal Open Market Committee reduced the target range for the federal funds rate by a total of 100 basis points to a range of 4.25% to 4.50%, where it remained at June 30, 2025. These rate cuts contributed to a modest decline in the cost of interest-bearing deposits and borrowings, particularly those with shorter durations or more frequent repricing, while yields on earning assets remained relatively stable or continued to adjust upward. This beneficial repricing environment supported the widening of the Company’s net interest spread and the improvement in net interest margin to 2.93% in the second quarter of 2025, compared to 2.79% in the prior quarter and 2.64% a year earlier.
Interest income increased $478,000, or 2.3%, to $21.3 million during the quarter ended June 30, 2025, compared to $20.9 million during the quarter ended March 31, 2025, and increased $1.3 million, or 6.3%, compared to $20.1 million during the quarter ended June 30, 2024.

Interest income on loans and leases increased $409,000, or 2.2%, to $19.2 million for the quarter ended June 30, 2025 compared to $18.8 million in the first quarter of 2025, due to a 15 basis point increase in the average yield earned on loans and leases to 6.51%, partially offset by a $2.6 million decrease in the average balance of loans and leases. Compared to the second quarter of 2024, interest income on loans and leases increased $1.4 million, or 7.7% due to a $28.6 million increase in the average balance of loans and leases and a 31 basis point increase in the average yield earned as new loans and leases were originated at higher rates and variable rate loans adjusted upward due to the overall higher interest rate environment.

Interest income on investment securities, excluding FHLB stock, decreased $41,000, or 2.5%, to $1.6 million during the quarter ended June 30, 2025, compared to the quarter ended March 31, 2025, and decreased $123,000, or 7.1%, from the comparable quarter in 2024. The decrease compared to the first quarter of 2025 was due to a $10.4 million decrease in the average balance of investment securities, partially offset by a four basis point increase in the average yield earned. The decrease compared to the second quarter of 2024 was due to a $21.4 million decrease in the average balance of investment securities due to proceeds from maturities and paydowns of investment securities during 2024 being used to fund loan growth, partially offset by a two basis point increase in the average yield earned on investment securities. Dividends on FHLB stock decreased $2,000, or 0.6%, to $309,000 during the quarter ended June 30, 2025 compared to the quarter ended March 31, 2025, due to a six basis point decrease in the average yield on FHLB stock, and decreased $13,000, or 4.0%, compared to the quarter ended June 30, 2024, due to a 37 basis point decrease in the average yield on FHLB stock.

Interest income on cash and cash equivalents increased $112,000, or 85.6%, to $243,000 during the quarter ended June 30, 2025, compared to the quarter ended March 31, 2025, and increased $25,000, or 11.5%, compared to the quarter ended June 30, 2024. The increase from the first quarter of 2025 was primarily due to a 31 basis point increase in the average yield, as well as a $10.0 million increase in the average balance of cash and cash equivalents. Compared to the second quarter of 2024, the increase in interest income was due to a $7.7 million increase in the average balance, partially offset by a 127 basis point decrease in the average yield.

Interest expense decreased $23,000, or 0.2%, to $10.6 million for the quarter ended June 30, 2025 compared to the quarter ended March 31, 2025, and increased $77,000, or 0.7%, compared to the quarter ended June 30, 2024. Interest expense on deposits decreased $32,000, or 0.4%, to $7.8 million for the quarter ended June 30, 2025, compared to the previous quarter and decreased $189,000, or 2.4%, from the comparable quarter in 2024. The decrease from the previous quarter was primarily due to a three basis point decrease in the average rate paid on interest-bearing deposits, partially offset by a $6.1 million increase in the average balance. The decrease from the comparable quarter in 2024 was due to a nine basis point decrease in the average rate paid on interest-bearing deposits, partially offset by a $4.3 million increase in the average balance. The average rate paid on interest-bearing deposits was 3.14% for the quarter ended June 30, 2025, compared to 3.17% and 3.23% for the quarters ended March 31, 2025 and June 30, 2024, respectively.

Interest expense on FHLB borrowings increased $9,000, or 0.3%, to $2.8 million for the second quarter of 2025, compared to the previous quarter, and increased $267,000, or 10.6%, from the comparable quarter in 2024. The modest increase from the previous quarter was primarily due to a 21 basis point increase in the average rate paid on FHLB borrowings, which was partially offset by a $12.6 million decrease in the average balance. The increase from the comparable quarter in 2024 was primarily due to a 35 basis point increase in the average rate paid on FHLB borrowings. The average balance of FHLB borrowings totaled $262.1 million during the quarter ended June 30, 2025, compared to $274.7 million and $257.9 million for the quarters ended March 31, 2025 and June 30, 2024, respectively. The average rate paid on FHLB borrowings was 4.24% for the quarter ended June 30, 2025, 4.03% for the quarter ended March 31, 2025, and 3.89% for the second quarter of 2024.

Annualized net interest margin increased to 2.93% for the second quarter of 2025, compared to 2.79% for the first quarter of 2025 and 2.64% for the second quarter of 2024. The increase for the second quarter of 2025 compared to the first quarter of 2025 was primarily due to increases in the average yield on interest-earning assets, which rose faster than the rate paid on interest-bearing liabilities. The increase compared to the second quarter of 2024 was similarly attributable to improved asset yields, particularly on loans and leases, outpacing the modest rise in funding costs. The Company benefited from a more favorable asset repricing environment following the Federal Reserve’s rate cuts in late 2024, which reduced funding costs while asset yields remained elevated.

A provision for credit losses of $745,000 was recognized in the second quarter of 2025, compared to a provision of $731,000 for the quarter ended March 31, 2025, and $270,000 for the quarter ended June 30, 2024. The increase in the provision was primarily due to increased loan growth in our commercial loan portfolios, which carry a higher estimated loss rate, and higher charge-offs during the period. Net charge-offs during the second quarter of 2025 were $626,000, compared to net charge-offs of $395,000 during the first quarter of 2025 and net charge-offs of $450,000 in the second quarter of 2024.

Noninterest income decreased $82,000, or 7.1%, to $1.1 million for the quarter ended June 30, 2025 compared to the quarter ended March 31, 2025, and decreased $32,000, or 2.9%, from the comparable quarter in 2024. The decrease in the second quarter of 2025 from the first quarter of 2025 primarily resulted from net losses on sales of securities totaling $157,000, compared to no securities sold in the prior quarter. This decrease was partially offset by increases in several recurring fee income categories. Card fee income increased $37,000, or 12.6%, to $336,000, primarily due to higher transaction volume and increased customer utilization of debit and credit card services. Loan and lease servicing fees increased $24,000, or 20.9%, to $136,000, due to increased fees received from the payoff of serviced loans. Service charges on deposit accounts also increased $14,000, or 4.7%, to $310,000, compared to the prior quarter, reflecting higher transaction activity and customer account volume. Compared to the second quarter of 2024, the decline in noninterest income was largely attributable to a $95,000 increase in net losses on sales of securities, partially offset by higher card fee income and other income. Card fee income increased $34,000, or 11.4%, due to continued growth in customer usage. Other income increased $13,000, or 3.8%, to $354,000, primarily as a result of higher wealth management income. Net gains on loan and lease sales also improved modestly, increasing $11,000, or 12.2%, compared to the same quarter in 2024.

Total noninterest expense decreased $262,000, or 3.1%, to $8.1 million for the three months ended June 30, 2025, compared to the first quarter of 2025, and increased $58,000, or 0.7%, compared to the same period in 2024. Salaries and employee benefits increased $55,000, or 1.2%, to $4.8 million for the quarter ended June 30, 2025, compared to the first quarter of 2025, and increased $95,000 compared to the quarter ended June 30, 2024. These increases were primarily due to annual merit increases and higher staffing levels to support business growth. Other expenses decreased $205,000, or 18.8%, in the second quarter of 2025 compared to the prior quarter, and increased $14,000, or 1.6%, compared to the same quarter of 2024. The decrease in other expenses in the second quarter of 2025 from the first quarter of 2025 primarily was due to one-time expenses recognized in the prior quarter related to contract negotiations with the Bank’s core systems provider. The newly executed agreement is expected to yield long-term cost savings. As part of the renewal, the Company reduced costs on existing services and added new technology tools aimed at improving operational efficiency and enhancing the customer experience, while reducing reliance on third-party vendors. Legal and professional fees decreased $83,000, or 15.7%, from the first quarter of 2025 and $33,000, or 6.9%, from the second quarter of 2024, reflecting lower external consulting and legal service costs. Deposit insurance expense decreased $35,000, or 10.3%, for the quarter ended June 30, 2025, compared to the first quarter of 2025, and decreased $76,000, or 20.0%, from the comparable quarter in 2024, primarily due to shifts in the Bank’s asset and deposit mix and related assessments. Data processing fees increased $46,000, or 5.3%, to $926,000 for the quarter ended June 30, 2025 compared to the second quarter of 2024 primarily due to increased software implementation expenses.

Income tax expense increased $34,000 during the three months ended June 30, 2025 compared to the quarter ended March 31, 2025, and increased $77,000 compared to the quarter ended June 30, 2024. The effective tax rate for the second quarter of 2025 was 12.8%, compared to 15.0% in the first quarter of 2025 and 12.9% in the second quarter a year ago.

Balance Sheet Summary

Total assets increased $2.9 million, or 0.2%, to $1.5 billion at June 30, 2025 as compared to December 31, 2024. The increase was primarily the result of a $9.0 million, or 0.8%, increase in loans and leases, net of allowance for credit losses, to $1.2 billion, and a $5.5 million, or 25.1%, increase in cash and cash equivalents to $27.2 million, partially offset by a $9.4 million, or 3.6%, decrease in investment securities to $252.3 million at June 30, 2025.

The increase in loans and leases was attributable to an increase in commercial mortgage, commercial and industrial, and multi-family loans of $21.9 million, $14.3 million and $5.9 million, respectively. These increases were partially offset by a $30.2 million decrease in construction and development loans.
Nonperforming loans and leases, consisting of nonaccrual loans and leases and accruing loans and leases more than 90 days past due, totaled $8.1 million, or 0.68% of total loans and leases, at June 30, 2025, compared to $6.8 million, or 0.58%, at December 31, 2024. Accruing loans past due more than 90 days totaled $2.5 million at June 30, 2025, compared to $1.7 million December 31, 2024.
The allowance for credit losses on loans and leases increased $428,000, or 2.7%, to $16.2 million at June 30, 2025 from $15.8 million at December 31, 2024. At June 30, 2025, the allowance for credit losses on loans and leases totaled 1.37% of total loans and leases outstanding, compared to 1.34% at December 31, 2024. Net charge-offs during the first half of 2025 were $1.0 million compared to net charge-offs of $774,000 during the comparable period of 2024.
Management regularly evaluates credit exposure across its loan portfolio and within its geographic markets. As of June 30, 2025, the Company’s credit risk assessment incorporated ongoing inflationary pressures, capital market volatility, and geopolitical risks. Portfolio stress testing and credit metric monitoring are conducted on an ongoing basis, and management believes the allowance for credit losses remains adequate based on current conditions.

Investment securities decreased $9.4 million, or 3.6%, to $252.3 million at June 30, 2025, compared to $261.7 million at December 31, 2024. The decrease was primarily due to $6.8 million in securities sales and $8.9 million in maturities and principal repayments, with the proceeds redeployed to support loan growth consistent with the Company’s strategy to prioritize higher-yielding assets in a moderating interest rate environment. While the shift contributed to a decline in average balances and interest income from investment securities, it supported overall improvement in net interest income and margin during the period.
Total deposits increased $2.4 million, or 0.2%, to $1.1 billion at June 30, 2025, compared to December 31, 2024. The increase in deposits from December 31, 2024 primarily was due to an increase in interest-bearing demand deposits of $12.0 million, and retail (non-brokered) time deposits of $10.5 million, partially offset by decreases in brokered time deposits of $18.1 million, and noninterest-bearing accounts of $3.9 million. Brokered time deposits totaled $239.5 million, or 21.8% of total deposits, at June 30, 2025, compared to $257.6 million, or 23.5% of total deposits at December 31, 2024. Noninterest-bearing demand deposits totaled $106.2 million at June 30, 2025 compared to $110.1 million at December 31, 2024, and totaled 9.7% of total deposits at June 30, 2025. Management attributes the shift from transaction accounts to time deposits to customer demand for higher yields, as financial institutions continue to offer competitive rates on certificates of deposit in response to elevated market rate levels during late 2024. Although the Federal Reserve began lowering rates in late 2024, deposit pricing remains responsive to competitive pressures and customer preferences for rate certainty.

As of June 30, 2025, approximately $249.8 million of our deposit portfolio, or 22.8% of total deposits, excluding collateralized public deposits, was uninsured. The uninsured amounts are estimated based on the methodologies and assumptions used for First Bank Richmond’s regulatory reporting requirements.

Stockholders’ equity totaled $132.3 million at June 30, 2025, a decrease of $550,000, or 0.4%, from December 31, 2024. The decrease in stockholders’ equity primarily was the result of the payment of $2.9 million in dividends to Company stockholders and the repurchase of $5.6 million of Company common stock, partially offset by net income of $4.6 million and a $2.4 million decrease in accumulated other comprehensive loss as a result of improved fair values in the Company’s available-for-sale investment portfolio, resulting from a reduction in market rates of interest.

During the quarter ended June 30, 2025, the Company repurchased a total of 101,127 shares of Company common stock at an average price of $13.46 per share.

About Richmond Mutual Bancorporation, Inc.
Richmond Mutual Bancorporation, Inc., headquartered in Richmond, Indiana, is the holding company for First Bank Richmond, a community-oriented financial institution offering traditional financial and trust services within its local communities through its eight locations in Richmond, Centerville, Cambridge City and Shelbyville, Indiana, its five locations in Sidney, Piqua and Troy, Ohio, and its loan production office in Columbus, Ohio.
FORWARD-LOOKING STATEMENTS:

This document and other filings by the Company with the Securities and Exchange Commission (the "SEC"), as well as press releases or other public or stockholder communications released by the Company, may contain forward-looking statements, including, but not limited to, (i) statements regarding the financial condition, results of operations, and business of the Company, (ii) statements about the Company's plans, objectives, expectations, and intentions and other statements that are not historical facts, and (iii) other statements identified by the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends," or similar expressions that are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current beliefs and expectations of the Company's management and are inherently subject to significant business, economic, and competitive uncertainties and contingencies, many of which are beyond the Company's control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. When considering forward-looking statements, keep in mind these risks and uncertainties. Undue reliance should not be placed on any forward-looking statement, which speaks only as of the date made.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: adverse economic conditions in our local market areas or other markets where we have lending relationships; employment levels, labor shortages, and the effects of persistent inflation, recessionary pressures, or slowing economic growth; changes in interest rate levels and duration of such changes, including actions by the Federal Reserve, which could adversely affect our revenues and expenses, the value of assets and obligations, and the availability and cost of capital and liquidity; the impact of inflation and monetary and fiscal policy responses thereto, and their impact on consumer and business behavior; the effects of a federal government shutdown, debt ceiling standoff, or other fiscal policy uncertainty; the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor and depositor sentiment; legislative changes; changes in policies by regulatory agencies; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses on loans and leases; the Company’s ability to access cost-effective funding, including maintaining the confidence of depositors; fluctuations in real estate values and both residential and commercial real estate market conditions; competitive pressures among depository institutions, including repricing and competitors’ pricing initiatives, and their impact on our market position, loan, and deposit products; changes in management’s business strategies, including expectations regarding key growth initiatives and strategic priorities; the ability to adapt to rapid technological changes, including advancements in artificial intelligence, digital banking, and cybersecurity; legislation or regulatory changes, including but not limited to shifts in capital requirements, banking regulation, tax laws, or consumer protection laws; vulnerabilities in information technology systems or third-party service providers, including disruptions, breaches, or attacks; geopolitical developments and international conflicts, including but not limited to tensions or instability in Eastern Europe, the Middle East, and Asia, or the imposition of new or increased tariffs and trade restrictions, which may disrupt financial markets, global supply chains, energy prices, or economic activity in specific industry sectors; the effects of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, domestic political unrest, and other external events on our business; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other reports filed with or furnished to the Securities and Exchange Commission - that are available on our website at www.firstbankrichmond.com and on the SEC’s website at www.sec.gov.
The factors listed above could materially affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Financial Highlights (unaudited)

	Three Months Ended			Six Months Ended
SELECTED OPERATIONS DATA:	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
(In thousands, except for per share amounts)

Interest income	$21,346	$20,868	$20,085	$42,214	$39,596
Interest expense	10,587	10,610	10,509	21,196	20,187
Net interest income	10,759	10,258	9,576	21,018	19,409

Provision for credit losses	745	731	270	1,476	454
Net interest income after provision for credit losses	10,014	9,527	9,306	19,542	18,955
Noninterest income	1,080	1,162	1,174	2,242	2,303
Noninterest expense	8,110	8,373	8,114	16,483	16,172
Income before income tax expense	2,984	2,316	2,366	5,301	5,086
Income tax provision	382	348	305	731	657

Net income	$2,602	$1,968	$2,061	$4,570	$4,429

Shares outstanding	10,389	10,490	11,019	10,389	11,019
Average shares outstanding:
Basic	9,558	9,841	10,067	9,699	10,113
Diluted	9,845	10,084	10,178	9,964	10,204
Earnings per share:
Basic	$0.27	$0.20	$0.20	$0.47	$0.44
Diluted	$0.26	$0.20	$0.20	$0.46	$0.43

SELECTED FINANCIAL CONDITION DATA:	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
(In thousands, except for per share amounts)

Total assets	$1,507,759	$1,522,792	$1,504,875	$1,492,550	$1,495,141
Cash and cash equivalents	27,211	27,032	21,757	19,570	19,019
Interest-bearing time deposits	300	300	300	300	—
Investment securities	252,280	259,033	261,690	271,304	271,997
Loans and leases, net of allowance for credit losses	1,167,850	1,175,833	1,158,879	1,140,969	1,140,579
Loans held for sale	136	388	1,093	220	370
Premises and equipment, net	13,189	12,779	12,922	13,018	13,115
Federal Home Loan Bank stock	13,907	13,907	13,907	13,907	13,907
Other assets	32,886	33,520	34,327	33,262	36,154
Deposits	1,096,389	1,105,662	1,093,940	1,089,094	1,100,085
Borrowings	267,000	274,000	265,000	252,000	252,000
Total stockholder’s equity	132,322	130,932	132,872	140,027	131,110

Book value (GAAP)	$132,322	$130,932	$132,872	$140,027	$131,110
Tangible book value (non-GAAP)	132,322	130,932	132,872	140,027	131,110
Book value per share (GAAP)	12.74	12.48	12.29	12.79	11.90
Tangible book value per share (non-GAAP)	12.74	12.48	12.29	12.79	11.90

The following table summarizes information relating to our loan and lease portfolio at the dates indicated:

(In thousands)	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024

Commercial mortgage	$393,632	$387,516	$371,705	$348,473	$356,250
Commercial and industrial	140,700	136,524	126,367	126,591	127,160
Construction and development	102,367	99,953	132,570	140,761	139,588
Multi-family	191,750	211,485	185,864	183,778	174,251
Residential mortgage	168,956	172,614	172,644	172,873	175,059
Home equity	19,449	18,115	16,826	15,236	13,781
Direct financing leases	147,193	146,067	148,102	147,057	148,173
Consumer	20,596	20,243	21,218	22,608	22,782

Total loans and leases	$1,184,643	$1,192,517	$1,175,296	$1,157,377	$1,157,044

The following table summarizes information relating to our deposits at the dates indicated:

(In thousands)	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024

Noninterest-bearing demand	$106,216	$103,353	$110,106	$98,522	$102,796
Interest-bearing demand	147,318	142,203	135,310	136,263	144,769
Savings and money market	303,241	301,427	301,311	283,848	283,538
Non-brokered time deposits	300,143	293,892	289,626	290,874	281,505
Brokered time deposits	239,471	264,787	257,587	279,587	287,477

Total deposits	$1,096,389	$1,105,662	$1,093,940	$1,089,094	$1,100,085

Average Balances, Interest and Average Yields/Cost. The following tables set forth for the periods indicated, information regarding average balances of assets and liabilities as well as the total dollar amounts of interest income from average interest-earning assets and interest expense on average interest-bearing liabilities, resultant yields, interest rate spread, net interest margin (otherwise known as net yield on interest-earning assets), and the ratio of average interest-earning assets to average interest-bearing liabilities. Average balances have been calculated using daily balances. Non-accruing loans have been included in the table as loans carrying a zero yield. Loan fees are included in interest income on loans and are not material.

	Three Months Ended June 30,
	2025			2024
	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans and leases receivable	$1,178,026	$19,183	6.51%	$1,149,457	$17,811	6.20%
Securities	251,717	1,611	2.56%	273,142	1,734	2.54%
FHLB stock	13,907	309	8.89%	13,907	322	9.26%
Cash and cash equivalents and other	24,156	243	4.02%	16,492	218	5.29%
Total interest-earning assets	1,467,806	21,346	5.82%	1,452,998	20,085	5.53%
Non-earning assets	40,536			44,668
Total assets	1,508,342			1,497,666

Interest-bearing liabilities:
Savings and money market accounts	316,419	1,833	2.32%	290,250	1,803	2.48%
Interest-bearing checking accounts	140,977	373	1.06%	144,363	437	1.21%
Certificate accounts	538,026	5,606	4.17%	556,521	5,761	4.14%
Borrowings	262,088	2,775	4.24%	257,885	2,508	3.89%
Total interest-bearing liabilities	1,257,510	10,587	3.37%	1,249,019	10,509	3.37%
Noninterest-bearing demand deposits	107,351			106,924
Other liabilities	13,222			13,287
Stockholders’ equity	130,259			128,436
Total liabilities and stockholders’ equity	1,508,342			1,497,666

Net interest income		$10,759			$9,576
Net earning assets	$210,296			$203,979

Net interest rate spread(1)			2.45%			2.16%
Net interest margin(2)			2.93%			2.64%
Average interest-earning assets to average interest-bearing liabilities	116.72%			116.33%
________________________________________________
(1)Net interest rate spread represents the difference between the weighted average yield earned on interest-earning assets and the weighted average rate paid on interest bearing liabilities.
(2)Net interest margin represents net interest income divided by average total interest-earning assets.

	Six Months Ended June 30,
	2025			2024
	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans and leases receivable	$1,179,329	$37,956	6.44%	$1,137,522	$35,062	6.16%
Securities	256,866	3,264	2.54%	278,505	3,531	2.54%
FHLB stock	13,907	620	8.92%	13,818	646	9.35%
Cash and cash equivalents and other	19,177	374	3.90%	15,232	357	4.69%
Total interest-earning assets	1,469,279	42,214	5.75%	1,445,077	39,596	5.48%
Non-earning assets	40,278			43,365
Total assets	1,509,557			1,488,442

Interest-bearing liabilities:
Savings and money market accounts	310,484	3,556	2.29%	274,724	3,182	2.32%
Interest-bearing checking accounts	137,737	697	1.01%	146,244	819	1.12%
Certificate accounts	544,192	11,403	4.19%	547,207	11,066	4.04%
Borrowings	268,343	5,540	4.13%	267,552	5,120	3.83%
Total interest-bearing liabilities	1,260,756	21,196	3.36%	1,235,727	20,187	3.27%
Noninterest-bearing demand deposits	103,316			107,750
Other liabilities	13,477			13,984
Stockholders’ equity	132,008			130,981
Total liabilities and stockholders’ equity	1,509,557			1,488,442

Net interest income		$21,018			$19,409
Net earning assets	$208,523			$209,350

Net interest rate spread(1)			2.39%			2.21%
Net interest margin(2)			2.86%			2.69%
Average interest-earning assets to average interest-bearing liabilities	116.54%			116.94%
________________________________________________
(1)Net interest rate spread represents the difference between the weighted average yield earned on interest-earning assets and the weighted average rate paid on interest bearing liabilities.
(2)Net interest margin represents net interest income divided by average total interest-earning assets.

	At and for the Three Months Ended
Selected Financial Ratios and Other Data:	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
Performance ratios:
Return on average assets(1)	0.69%	0.52%	0.66%	0.66%	0.55%
Return on average equity(1)	7.99%	5.89%	7.23%	7.36%	6.42%
Yield on interest-earning assets	5.82%	5.68%	5.66%	5.57%	5.53%
Rate paid on interest-bearing liabilities	3.37%	3.36%	3.47%	3.48%	3.37%
Average interest rate spread	2.45%	2.32%	2.19%	2.09%	2.16%
Net interest margin(1)(2)	2.93%	2.79%	2.70%	2.60%	2.64%
Operating expense to average total assets(1)	2.15%	2.22%	2.11%	2.15%	2.17%
Efficiency ratio(3)	68.50%	73.31%	71.68%	74.51%	75.48%
Average interest-earning assets to average interest-bearing liabilities	116.72%	116.35%	117.25%	116.71%	116.33%
Asset quality ratios:
Non-performing assets to total assets(4)	0.54%	0.46%	0.45%	0.45%	0.52%
Non-performing loans and leases to total gross loans and leases(5)	0.68%	0.59%	0.58%	0.58%	0.67%
Allowance for credit losses to non-performing loans and leases(5)	201.14%	229.90%	232.99%	235.89%	206.30%
Allowance for credit losses to total loans and leases	1.37%	1.35%	1.34%	1.36%	1.37%
Net charge-offs to average outstanding loans and leases during the period(1)	0.21%	0.13%	0.10%	0.15%	0.16%
Capital ratios:
Equity to total assets at end of period	8.78%	8.60%	8.83%	9.38%	8.77%
Average equity to average assets	8.64%	8.85%	9.12%	8.98%	8.58%
Common equity tier 1 capital (to risk weighted assets)(6)	12.99%	12.79%	12.98%	13.10%	12.96%
Tier 1 leverage (core) capital (to adjusted tangible assets)(6)	10.75%	10.68%	10.75%	10.73%	10.65%
Tier 1 risk-based capital (to risk weighted assets)(6)	12.99%	12.79%	12.98%	13.10%	12.96%
Total risk-based capital (to risk weighted assets)(6)	14.24%	14.04%	14.23%	14.35%	14.21%
Other data:
Number of full-service offices	12	12	12	12	12
Full-time equivalent employees	176	171	173	171	182
(1)Annualized
(2)Net interest income divided by average interest-earning assets.
(3)Total noninterest expenses as a percentage of net interest income and total noninterest income.
(4)Non-performing assets consist of nonaccrual loans and leases, accruing loans and leases more than 90 days past due and foreclosed assets.
(5)Non-performing loans and leases consist of nonaccrual loans and leases and accruing loans and leases more than 90 days past due.
(6)Capital ratios are for First Bank Richmond.

Contacts
Richmond Mutual Bancorporation, Inc.
Garry D. Kleer, Chairman, President, and Chief Executive Officer
Bradley M. Glover, SVP/Chief Financial Officer
(765) 962-2581